UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPRINT NEXTEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 14, 2013, the following was distributed or made available to employees of Sprint Nextel Corporation.

SoftBank acquisition – Sprint employee Q&A

CONFIDENTIAL – FOR INTERNAL USE ONLY

June 13, 2013

1)	What was announced?

On June 10, 2013, Sprint and SoftBank announced an amended transaction agreement that would deliver greater cash consideration and increased certainty to Sprint stockholders. Under the amended agreement, SoftBank will own approximately 78% of Sprint (on a fully-diluted basis) and will be paying $16.64 billion to Sprint stockholders upon the close of the transaction. In addition, SoftBank will be investing approximately $5 billion in Sprint that will help strengthen Sprint’s balance sheet. We expect the transaction will create a new, stronger Sprint, benefitting our customers, shareholders and employees.

2)	What is the status of the DISH offer to acquire Sprint?

The Special Committee of the Sprint Board and its advisors conducted a lengthy due diligence process with DISH over many weeks. After numerous in-person meetings and conference calls across a wide variety of subjects, the Special Committee decided DISH’s unsolicited proposal to acquire Sprint was not reasonably likely to lead to an offer superior to the SoftBank agreement. The Special Committee has now terminated discussions with DISH, but has given a June 18, 2013 deadline to provide a “best and final” offer.

3)	Why have we entered into these agreements with SoftBank? When will the transaction be completed?

In addition to the $16.64 billion SoftBank will be paying to Sprint stockholders upon the close of the transaction, SoftBank will be investing approximately $5 billion in Sprint that will help strengthen Sprint’s balance sheet. We believe that this transaction will enable Sprint to be a stronger and more robust competitor in the U.S. telecom market by significantly enhancing the company’s financial position. After the transaction closes, Sprint also expects to receive SoftBank’s expertise to aid in the deployment of its next-generation wireless networks.

While the transaction has been approved by the Boards of Directors of both Sprint and SoftBank, it remains subject to approval by Sprint’s stockholders and the Federal Communications Commission (FCC). The transaction has already been approved by various other government and state regulatory agencies. We anticipate closing the SoftBank transaction in early July 2013, as previously communicated.

4)	What does this transaction mean for my job? Will there be layoffs?

SoftBank has a track record of acquiring and supporting companies during a turnaround without conducting employee reductions. We believe this transaction will position Sprint to grow and create new jobs.

5)	Will Dan Hesse still be the Sprint CEO? Where will Sprint headquarters be located?

Dan Hesse will continue as the CEO of Sprint and the company’s headquarters will continue to be in Overland Park, Kan.

6)	How should we proceed with customers, vendors and other business partners?

Business should continue as usual. At this point, the transaction remains subject to approval by Sprint’s stockholders and the FCC. The transaction has already been approved by various other government and state regulatory agencies. It is important that we all remain focused on our top three priorities: customer experience, brand and cash.

We do not expect that there will be any service interruptions for our customers. SoftBank has a strong track record in taking share of market from larger telecommunications competitors in mature markets. Thus, we expect this transaction will strengthen Sprint, and U.S. consumers will benefit by having a stronger third wireless competitor.

7)	What should I tell my friends and neighbors when asked about this?

Here are a few talking points you can use when talking to others about this transaction:

•

SoftBank and Sprint announced an amended transaction that would give SoftBank an approximately 78 percent ownership interest (on a fully-diluted basis) in Sprint. In addition to the $16.64 billion SoftBank will be paying to Sprint stockholders upon the close of the transaction, SoftBank will be investing approximately $5 billion in Sprint that will help strengthen Sprint’s balance sheet.

•	Upon closing of the transaction, Sprint will become part of a company that has a strong track record for taking market share away from larger competitors.

•

The SoftBank transaction should make Sprint a stronger wireless competitor in the U.S. This will not only benefit our shareholders, but U.S. consumers will benefit from having a stronger third competitor in the marketplace.

•	For customers, we do not expect changes to their service or customer support at this time.

•	Sprint headquarters will continue to be in Overland Park, Kansas and Dan Hesse will continue as the company’s CEO.

Stick to these key messages when talking about SoftBank and Sprint with your family, friends and current and prospective customers. Any further comments may violate securities law; please refer to the Cautionary Statement for more detail.

You may see “Starburst II” referenced in Cautionary Statement or other materials. SoftBank has formed an entity, Starburst II, Inc. (a Delaware corporation) who in turn has formed another subsidiary, Starburst III, Inc. (a Kansas corporation). In the merger, Starburst III will be merged into Sprint Nextel Corporation.

Upon consummation of the transaction: Starburst II will change its name to Sprint Corporation and Sprint Nextel Corporation will be a wholly owned subsidiary of Sprint Corporation, a Delaware corporation. Sprint Corporation is expected to succeed Sprint Nextel Corporation’s New York Stock Exchange listing as a publicly traded company in the US.

8)	Who is SoftBank? Why would a “bank” acquire Sprint?

SoftBank is not a bank, but a Japanese company whose business is focused on the information industry, including mobile communications, broadband infrastructure, fixed-line telecommunications and Internet. SoftBank acquired Vodafone Japan in 2006, which is now known as SoftBank Mobile and had approximately 30.5 million subscribers in Japan at the end of September 2012. SoftBank has a successful track record in prior acquisitions of improving service offerings to customers, leading to enhanced competition and growth. We expect that SoftBank will seek to leverage its technology and operational expertise to make Sprint a stronger wireless competitor in the U.S.

Compensation

9)	Will my base salary, Short-term Incentive (STI) or commission opportunities change as a result of the transaction?

Sprint will continue “business as usual” with respect to design and administration of our base salary, STI opportunities and commissions and managing our compensation structure through the closing of the transaction. After this time period, we will work jointly with SoftBank and the board of the new Sprint to determine if any adjustments to the compensation structure are appropriate to help Sprint achieve business objectives and remain competitive with other employers. In general, your total targeted compensation (base salary plus incentive compensation) will remain similar to what your total targeted compensation is just before the transaction closes.

10)	What about the 2013 STI plan?

As part of the original agreement, Sprint and SoftBank agreed that the 2013 STI plan will have two discrete six-month performance periods. This allowed Sprint’s current Compensation Committee to establish performance objectives, targets and related payouts for the first six-month performance period. If the transaction closes in mid-2013, the Compensation Committee of the new Sprint Board of Directors will establish performance objectives, targets and related payouts for the second six-month performance period. The payout for the two performance periods under the 2013 plan, if earned, will be paid in 2014 consistent with past practice, but not later than March 15, 2014.

The 2013 STI plan supports our corporate priorities – improving the customer experience, strengthening the brand and generating cash. Thus, the objectives and weightings for the first performance period are:

•	Adjusted OIBDA: 50 percent

•	Sprint Platform Postpaid Churn: 30 percent

•	Sprint Platform Total Net Additions: 20 percent

Additional details on the STI plan including eligibility can be found on the STI site on i-Connect.

Benefits

11)	Will my benefit plans change?

It is too early to tell exactly what the benefits offerings will be after the close of the transaction. However, material benefits changes are not anticipated through the second anniversary of the transaction closing. Thereafter, management will determine whether adjustments to the benefit programs are appropriate.

12)	Will my current years of service count towards my benefits eligibility after this transaction closes?

Yes, your benefit service date with Sprint will remain the same even after the close of the transaction. Your benefit service date is used for eligibility, vesting or benefit purposes for programs such as Paid Time Off (PTO), separation plan benefits and short-term disability, among others.

13)	How does this transaction affect my Sprint Pension?

The accrual of pension benefits was frozen as of December 31, 2005. Following the closing, Sprint remains responsible for meeting our pension obligations.

14)	Will I continue to be eligible for severance under Sprint’s current Separation plan?

Yes, the existing Sprint Nextel Separation Plan will remain in effect through the second anniversary of the transaction closing. Thereafter, management will determine whether adjustments to such plan are appropriate.

Stock and stock options

15)	What happens to any company stock that I own (i.e., shares I have purchased through ESPP, bought on the open market, received after my Restricted Stock Units vested, received upon exercise of a stock option)?

While the transaction has been approved by the Boards of Directors of both Sprint and SoftBank as well as various government and state regulatory agencies, it is still subject to approval from Sprint’s stockholders and the FCC. We will provide you with information regarding company stock at the same time we provide that information to our other shareholders.

16)	How will the transaction impact the Employee Stock Purchase Plan (ESPP)?

The company currently intends to continue the ESPP. The second quarter cancellation date, the final date to withdraw from participation in the second quarter offering, is June 14. It is anticipated that the second quarter purchase period will end early to provide participants the opportunity to make a merger consideration election with respect to the shares purchased; further details will be provided as they are known.

The third quarter purchase period will begin as normal on July 1. A second quarter participant will be automatically enrolled in the third quarter offering, unless the participant elects out of participation by June 14. Changes to participation can be made at www.netbenefits.com/sprint.

17)	What is the impact of the Sprint and SoftBank transaction on my unexercised stock options?

Sprint stock options will be converted to new Sprint options. Vesting schedules and other provisions will remain unchanged. In order to illustrate the calculation of the stock option conversion three ratios must be determined:

•	Award Exchange Ratio;

•	Cash Exchange Ratio; and

•	Stock Exchange Ratio.

Below is an example of how these ratios are calculated and how the award exchange ratio is used to determine the number of new Sprint shares that will be subject to your options. Note, the share price assumptions which follow are purely illustrative and are not predictions or estimates of the new Sprint stock trading prices at closing.

Example:

A Sprint employee has the option to purchase 60 Sprint shares at an exercise price of $2.23 per share.

To determine the number of new Sprint shares that can be purchased under this option after the close of the transaction, we need to calculate the Award Exchange Ratio. This ratio is determined based on the average amount of cash and new Sprint shares a shareholder will receive at the close of the transaction for each share of Sprint stock owned. Thus we need to calculate the Cash Exchange Ratio and the Stock Exchange Ratio.

For the Cash Exchange Ratio, we first divide the total cash consideration of the transaction by the total number of outstanding Sprint shares. Assume that this yields $5.50; we then divide this number by the average trading price of new Sprint stock for the first five days following the closing of the transaction (for this example, we have assumed that to be $6.25). This calculation gives us a Cash Exchange Ratio of 0.8808 ($5.50/$6.25).

To calculate the Stock Exchange Ratio, we divide the total number of new Sprint shares issued in the transaction by the total number of outstanding Sprint shares. Assume this yields 0.2804. The Award Exchange Ratio is the sum of the Cash Exchange and Stock Exchange Ratios. So, for this example, our Award Exchange Ratio is 1.1612 (0.8808 + 0.2804).

We now need to calculate the number of new Sprint shares that the employee will have the option to purchase and the new exercise price for those options. This is done as follows:

Sprint shares underlying option:	60
Multiplied by Award Exchange Ratio:	1.1612

New Sprint shares underlying option:	69	*

*	Result rounded down

Per Share Sprint Option Exercise Price:	$2.23
Divided by Award Exchange Ratio:	1.1612

Per Share New Sprint Option Exercise Price:	$1.93	**

**	Result rounded up

18)	Will there be a “blackout period” or trading suspension during which I will be restricted from exercising my stock options?

Since the calculation is based upon the average of the first five days’ post-closing stock prices and to permit the equity administrator time to implement the conversion in participants’ accounts a multi-day trade suspension will occur. The suspension period is expected to begin three business days prior to the closing date and extend at least 10 business days following the closing date. Additional details on the suspension period will be provided when the definitive period has been set.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation

(“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.